Exhibit 99.1

BlackRock Kelso Capital Announces Adjournment of Annual Meeting

New York, May 9, 2012—BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) today.  The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission on March 16, 2012 (the "Proxy").  As of March 12, 2012, the record date, 73,424,682 shares of common stock were eligible to vote.

The Company’s stockholders voted today to approve the first and third proposals found in the Proxy.  To permit additional time to solicit stockholder votes for the second proposal found in the Proxy, the Annual Meeting was then adjourned until May 31, 2012 at 10:00 a.m. (New York City time) and scheduled to reconvene at that time on the 7th floor of 55 East 52nd Street, New York, New York.

The Company’s stockholders elected William E. Mayer and François de Saint Phalle as Class II directors, each of whom will serve until the 2015 Annual Meeting, or until his successor is duly elected and qualifies or until his earlier resignation, removal from office, death or incapacity.  The Company’s stockholders also ratified the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

If you have not yet voted or wish to change your vote on the second proposal found in the Proxy, we urge you to vote by phone or through the internet using the instructions provided on your proxy ballot.  You may also contact Georgeson Inc. at 800-790-6795 if you need assistance with voting.

About BlackRock Kelso Capital Corporation
BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Available Information
BlackRock Kelso Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.